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                                                                    EXHIBIT 23.3


                         CONSENT OF RBC CAPITAL MARKETS



We hereby consent to the inclusion in the Registration Statement on Form S-4 of Genomic Solutions Inc. relating to the proposed merger of Cartesian Technologies, Inc. with and into a wholly owned subsidiary of Genomic Solutions Inc., of our opinion letter, dated September 6, 2001, appearing as Appendix B to the Proxy Statement/Prospectus/Consent Solicitation which is a part of the Registration Statement, and to the references to such opinion therein and the references of our firm name therein. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under
Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


RBC CAPITAL MARKETS

By:  RBC Dain Rauscher Inc.




Minneapolis, Minnesota
November 12, 2001